Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

	CONTACT:	William L. Hiott, Jr.
	TELEPHONE:	(843) 724-1500
	DATE:	October 12, 2007

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Third Quarter Earnings

Charleston, SC - The Board of Directors of Bank of South Carolina Corporation, announced earnings for the 3rd quarter of 2007 of $940,561 or $.24 per share, a decrease from second quarter 2006 earnings of $1,029,747 or $.26 per share. Earnings for the nine months ended September 30, 2007, were $2,937,338 or $.75 per share, an increase of 1.08% over 2006’s first nine months earnings of $2,906,018 or $.75 per share. Return on average assets and average equity for the nine months ended September 30, 2007 were 1.67% and 15.99%, respectively and compare to the nine months ended September 30, 2006 returns on average assets and average equity of 1.68% and 17.26% respectively.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, “This has been an unusual year, however, we feel we are in a position to capitalize on the opportunities before us with good earnings, liquidity, capital and asset quality. This is the first reporting period that our capital has exceeded $25 million. Although the financial markets have been volatile and there have been problems with the real estate market and mortgage loans, this year is turning out to be our second best in history.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”. Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg, Howe Barnes and Hilliard Lyons.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2007	2006

Shares Outstanding
BKSC Common Stock	3,953,863	3,920,228

Book Value Per Share	$6.35	$5.97

Total Assets	$224,287,017	$236,400,491

Quarter
Ending

Net Income	$940,561	$1,029,747

Basic Earnings Per Share	$.24	$.26

Diluted Earnings Per Share	$.24	$.26

Weighted Average Shares
Outstanding Basic	3,949,447	3,920,228

Weighted Average Shares
Outstanding Diluted	3,976,459	3,963,022

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

Nine Months
Ending

Net Income	$2,937,338	$2,906,018

Basic Earnings Per Share	$.75	$.75

Diluted Earnings Per Share	$.74	$.73

Weighted Average Shares
Outstanding Basic	3,939,420	3,893,172

Weighted Average Shares
Outstanding Diluted	3,969,668	3,973,137